Exhibit 99.1

Visa Inc. Elects Lloyd A. Carney to its Board of Directors

FOSTER CITY, CALIFORNIA, June 12, 2015 -- Visa Inc. (NYSE: V) announced today that its Board of Directors has elected Lloyd A. Carney as a new independent director, effective June 11, 2015. Mr. Carney will also serve as a member of the Board’s Audit and Risk Committee.

Mr. Carney was appointed Chief Executive Officer (CEO) and a director of Brocade Communications Systems, Inc., a global supplier of networking hardware and software, in January 2013. Prior to this role, he was CEO and a director of Xsigo Systems, an information technology and hardware company, from 2008 to 2012. He also served as CEO and chairman of the board of directors of Micromuse, Inc., a networking management software company, acquired by IBM, from 2003 to 2006. During his career, Mr. Carney held senior leadership roles at Juniper Networks, Inc., Nortel Networks Inc., and Bay Networks, Inc. He was previously a director of Cypress Semiconductor Corporation and Technicolor S.A.

“I am pleased that after a thoughtful search the Board has chosen Lloyd to join Visa’s Board of Directors,” said Charlie Scharf, Chief Executive Officer of Visa Inc. “Lloyd brings tremendous depth of knowledge in technology networks that will be invaluable to us as we continuously evolve our network to bring new, secure, innovative payment experiences to Visa cardholders and clients in more than 200 countries and regions globally.”

This new appointment brings Visa’s total Board of Directors to twelve members. Other members of the Visa Inc. Board of Directors can be viewed on our Investor Relations website: http://investor.visa.com/corporate-governance/board-of-directors/

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About Visa Inc.

Visa Inc. (NYSE:V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 56,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: John Earnhardt, 415-805-4949, globalmedia@visa.com